Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS FIRST QUARTER RESULTS

Wayne, PA – July 29, 2004 – Triumph Group, Inc. (NYSE: TGI) reported today that for the first three months of fiscal 2005, net sales from continuing operations were $165.4 million, an eighteen percent increase from last year’s first quarter sales of $140.6 million.  Net income for the first quarter of fiscal 2005 was $2.9 million, or $0.18 per common share, versus $7.1 million, or $0.45 per common share, for the first quarter of the prior year.  Income from discontinued operations was $0.8 million for the first three months of fiscal 2005.  Income from continuing operations for the first quarter of fiscal 2005 was $2.1 million, or $0.13 per common share, compared to $7.6 million, or $0.48 per common share, for the same period in the prior year.  During the quarter, the Company generated $17.2 million of cash flow from operating activities.  All references to earnings per share herein are on the diluted basis.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “While we are encouraged by our strong revenue growth and solid cash flow, earnings for the quarter were disappointing.  We continue to experience growth in our aviation markets but are faced with near-term challenges that have increased our expenses and impacted our results by over $3.0 million this quarter.  The primary causes related to increases in health care, regulatory and legal costs.  The quarter’s results include an operating loss of $4.4 million related to the IGT activities.”

Commenting on the outlook for the year, Mr. Ill stated, “Although we are concerned about the above-mentioned cost increases, we remain optimistic as to our revenue growth and cash flow.  Our military and aviation aftermarket businesses continue to grow, and as commercial build rates begin to ramp up and we lower operating costs, we expect that our results will improve.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.

The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

-More-

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this that are not historical facts are forward-looking statements under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Form 10-K for the fiscal year ended March 31, 2004.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 3 PAGES

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended June 30,
	2004	2003

Net Sales	$165,353	$140,629

Operating Income	6,447	14,673

Interest Expense and Other	3,257	2,833
Income Tax Expense	1,085	4,203

Income from Continuing Operations	2,105	7,637
Income (Loss) from Discontinued Operations	754	(557)

Net Income	$2,859	$7,080

Earnings Per Share - Basic:

Income from Continuing Operations	$0.13	$0.48
Income (Loss) from Discontinued Operations	$0.05	$(0.04)
Net Income	$0.18	$0.45	*

Weighted average common shares outstanding - Basic	15,860	15,835

Earnings Per Share - Diluted:

Income from Continuing Operations	$0.13	$0.48
Income (Loss) from Discontinued Operations	$0.05	$(0.04)
Net Income	$0.18	$0.45	*

Weighted average common shares outstanding - Diluted	15,935	15,883

* Difference due to rounding.

OTHER SELECTED INFORMATION

Continuing Operations:

Depreciation and Amortization	$7,571	$6,479

Capital Expenditures	$2,974	$7,211

-More-

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands)

BALANCE SHEET

	June 30, 2004	March 31, 2004
Assets
Cash	$6,568	$6,766
Accounts Receivable, net	111,448	122,273
Inventory	207,490	206,751
Assets held for sale	28,503	28,296
Income Tax Refund Receivable	3,934	8,829
Prepaid Expenses and Other	3,633	3,801
Current Assets	361,576	376,716

Property and Equipment, net	244,943	248,626
Goodwill	269,090	267,621
Intangible Assets, net	26,448	27,514
Other	16,336	15,371

Total Assets	$918,393	$935,848

Liabilities & Stockholders’ Equity

Accounts Payable	$50,669	$55,259
Accrued Expenses	46,539	49,771
Liabilities related to assets held for sale	8,938	8,809
Income Taxes Payable	2,453	1,533
Deferred Income Taxes	1,444	1,444
Current Portion of Long-Term Debt	4,687	4,884
Current Liabilities	114,730	121,700

Long-Term Debt, less current portion	207,585	220,963
Deferred Income Taxes and Other	78,193	78,069

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,027,324 shares issued	16	16
Capital in excess of par value	259,322	259,322
Treasury Stock, at cost, 167,260 shares	(4,152)	(4,152)
Accumulated other comprehensive income	1,318	1,408
Retained earnings	261,381	258,522
Total Stockholders’ Equity	517,885	515,116

Total Liabilities and Stockholders’ Equity	$918,393	$935,848

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended June 30, 2004 was $14.0 million with a margin of 8.5%.  EBITDA for the three months ended June 30, 2003 was $21.2 million with a margin of 15.0%.

Management believes that EBITDA provides investors with an important perspective on the current underlying performance of the business by identifying non-cash expenses, interest and taxes included in income from continuing operations.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended June 30,
	2004	2003

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	2,105	7,637

Add-back:
Income Tax Expense	1,085	4,203
Interest Expense and Other	3,257	2,833
Depreciation and Amortization	7,571	6,479

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	14,018	21,152

Net Sales	165,353	140,629

EBITDA Margin	8.5%	15.0%

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